SERVICES AGREEMENT
THIS SERVICES AGREEMENT, dated as of January 1, 2013, by and between the MADISON COVERED CALL & EQUITY STRATEGY FUND (formerly known as the Madison/Claymore Covered Call & Equity Strategy Fund), a Delaware statutory trust (the “Trust”), and MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company (“MAM”).
The parties hereto, intending so to be legally bound, agree with each other as follows:
1.     Provision of Services. MAM hereby undertakes to provide, or arrange to have a third party provide, the Trust with such services as it may require in the ordinary conduct of its business, to the extent that MAM (or any other person), acting as the Trust’s investment adviser, has not undertaken to provide such services. In this regard, MAM shall provide, or arrange to have a third party provide, the following services to the Trust: transfer agent services; custodial services; fund administration services; and fund accounting services; and shall arrange and pay for independent public accounting services for audit and tax purposes, legal services, the services of independent trustees of the Trust, a fidelity bond, and directors and officers/errors and omissions insurance; and such other services necessary to the conduct of the Trust’s business (collectively, the “Services”). The Trust hereby engages MAM to provide it with such Services.
2.     Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Board of Trustees of the Trust and of its officers, and to the terms of its Agreement and Declaration of Trust and By-Laws. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. Subject to the approval of the Board of Trustees of the Trust as necessary, MAM may contract with other persons to provide to the Trust with any of the Services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate, with the following exceptions: (a) the independent public accounting services for audit and tax purposes shall be subject to the oversight of the Audit Committee of the Trust; (b) legal counsel to the independent trustees shall be subject to the direction of the independent trustees; and (c) counsel to the Trust shall be subject to the oversight of the Board of Trustees of the Trust.
3.     Other Activities of MAM.
(a) MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trust hereunder; and MAM or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or trustee thereof if properly elected (subject to, for a period of three years from the original effective date of this Agreement, any applicable restrictions consistent with Section 15(f) of the Investment Company Act of 1940, as amended (the “1940 Act”)), or to enter into any other relationship with the Trust approved by the Board of Trustees and in accordance with law.
(b) MAM agrees that it will not deal with the Trust in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the 1940 Act.
4.     Compensation to MAM.
(a) MAM agrees to provide or arrange for the provisions of the Services in exchange for a services fee (the “Services Fee”), which shall be calculated daily based on the average daily value of the Trust’s Managed Assets. For this purpose, the term “Managed Assets” means the total assets of the Trust (including the assets attributable to the proceeds from any financial leverage) minus the sum of the accrued liabilities (including the aggregate indebtedness constituting financial leverage). The liquidation preference of any preferred shares of the Trust, if any, constituting financial leverage shall not be considered a liability of the Trust. The Services Fee shall be payable monthly, as of the last day of the month, and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-three hundred sixty-sixth (1/366), of the annual fee. The annual Services Fee for the Trust shall be 0.26% of the Trust’s Managed Assets, which may not be increased for a period of at least two years after the date hereof. Not included in this fee cap are Excluded Expenses and Transitional Expenses, as described in paragraphs (b) and (c) below. Accordingly, subject to the exceptions noted in paragraphs (b) and (c) below, the Trust’s total annual operating expenses shall not exceed 1.06% of the Trust’s Managed Assets for at least two years after the date hereof. MAM may agree to lower the Services Fee payable hereunder at any time, which lower Services Fee must be ratified by the Board of Trustees. Once lowered, MAM may not raise the Services Fee without approval by the Board of Trustees. Nothing herein prevents MAM from waiving any or all of the Services Fee payable hereunder at any time.
(b) Notwithstanding anything herein to the contrary, the Services Fee shall not include (i) any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); (ii) extraordinary and non-recurring fees and expenses (e.g., costs relating to any line of credit the Trust maintains with its custodian or another entity for investment purposes); or (iii) the costs associated with investment by the Trust in other investment companies (i.e., acquired fund fees) (clauses (i)-(iii) are collectively referred to herein as the “Excluded Expenses”). Therefore, Excluded Expenses are the responsibility of the Trust, not MAM.
(c) Because the Services Fee would otherwise encompass certain administrative and operational fees and expenses borne directly by the Trust prior to the effective date of this Agreement, the Trust agrees that it shall pay such expenses attributable to periods prior to the effective date of this Agreement (the “Transitional Period”), whether or not accrued, in addition to the Services Fee to be paid to MAM pursuant to paragraph (a) above. Such administrative and operational fees and expenses are contemplated to be paid in connection with (by way of illustration and not limitation) fees paid to the Trust’s registered independent public accountants for audit services in connection with the Trust’s fiscal year ended December 31, 2012 and tax services in connection with the preparation and review of applicable tax returns, insurance premiums, legal fees, Trustee compensation and reimbursement, and shareholder communications attributable to the Transitional Period. In addition to the foregoing, fees and expenses borne by the Trust pursuant to any agreement between the Trust and the Board of Trustees pursuant to which the Trust agrees to provide tail insurance coverage for the Board shall likewise be paid by the Trust directly. The fees and expenses attributable to the Transitional Period as described above are referred to herein collectively as the “Transitional Expenses.”
(e) To ensure compliance with the applicable requirements of Section 15(f) of the 1940 Act, exclusive of the Excluded Expenses, for a period of at least two years after the date hereof, in no event shall the Services Fee, plus the Transitional Expenses, plus the advisory fee payable to MAM under a separate Investment Advisory Agreement, exceed, on an annualized basis, the lower of 1.36% of the Trust’s Managed Assets (which is the Trust’s expense ratio for the year ended December 31, 2011) or the total expense ratio of the Trust for the year ended December 31, 2012.
5.     Relationship to Investment Advisory Agreement. It is understood by the parties hereto that in connection with the execution of this Agreement, the Trust has entered into an Investment

Advisory Agreement with MAM in its separate capacity as the investment adviser to the Trust pursuant to which MAM will provide investment management services to the Trust. If, at any time, MAM ceases to act as investment adviser to the Trust under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges the separate capacities in which MAM is to provide services hereunder and under the Investment Advisory Agreement.
6.     Limitation of MAM’s Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement. In addition, the Trust shall assume all losses and liabilities incurred in the administration to the Trust to the extent consistent with the foregoing sentence; and it shall pay such non-recurring or extraordinary expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of Trustees, officers, shareholders and agents, or otherwise without regard to the limitations set forth in Section 4(c) above.

7.     Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.
8.     Limitation of Trust’s Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. MAM agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.
9.     Term of Agreement. Except as otherwise provided herein, this Agreement shall continue in effect for two years; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of the Trust, and, in either case, by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.
10.     Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Trustees of the Trust or by the vote of the majority of the outstanding voting securities of the Trust, or by MAM, upon thirty days’ written notice to the other party.
11.     Termination upon Assignment. This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons as described in Section 2 above.
12.     Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

MADISON COVERED CALL AND EQUITY
STRATEGY FUND (formerly known as MADISON/CLAYMORE COVERED CALL & EQUITY STRATEGY FUND)

By:_/s/ Katherine L. Frank_________________
Its President
MADISON ASSET MANAGEMENT, LLC

By:_/s/ Pam Krill_____________________
Its General Counsel

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